Exhibit 99.1

CITIZENS & NORTHERN CORPORATION

we **ARE** community banking.

Annual Highlights
2006

local, independent, community bank
since 1864.

WE ARE COMMUNITY BANKING.

Stock Symbol: CZNC

Annual Highlights, 2006

MESSAGE TO OUR SHAREHOLDERS
From Craig G. Litchfield
Chairman,President and CEO
As we reflect on the events, challenges and successes of 2006, there have been many areas that can be highlighted. However, in this prolonged period of a flat or now slightly inverted rate curve, which hinders and over-shadows a community bank’s ability to grow or maintain earning levels, much of our focus has been on positioning the organization for the future. Our Lycoming County initiative and the acquisition of First State Bank in Steuben County, New York were initiated to increase our geographic footprint and to increase our opportunities for future earnings. The investment in the new ventures will reduce net income until they can begin covering their costs and producing positive contributions to our bottom line. The planned acquisition of Citizens Trust Company will further add to our future opportunities for core deposit and revenue growth. We believe the Citizens Trust merger will be accretive to earnings beginning in 2008.
Our corporate strategy has been, and continues to be, a focus on enhancing long-term shareholder value while simultaneously delivering quality banking services to our customers, being a good corporate citizen in our communities and enhancing the skills of our employees to further their employment and advancement opportunities. Now that our core operating system conversion is mostly behind us, we are devoting more of our attention to delivering the best customer service experience offered by any banking institution in our market. Our people are making a difference. Our customers feel valued and well served. Now and for the long-term, C&N will be the bank of choice in our markets.
NEW CONSTRUCTION
During 2006, we opened our sixth office in Lycoming County in Old Lycoming Township. We received a very warm reception from the community and the growth of the office’s deposits and loans is meeting our expectations. We moved the administrative personnel into a new spacious building in March. This new building should serve us well for decades to come. Finally, we celebrated the grand reopening of the South Hornell office of First State Bank in the third quarter. The office was expanded to provide room for lending staff, which are now able to more conveniently and swiftly serve the credit needs of the local customers.
NEW SERVICES
Early in 2006, we reorganized our Internet Banking Department into our new Cash Management Department. We began offering a complete line of credit and repo balance sweeps and Internet Business Banking solutions (e.g., direct deposit payroll, ACH originations, Wire Transfers, and tax payments). Within the first quarter of 2007, we will be offering remote deposit capture services for our clients that will allow them to securely scan and electronically transmit their deposited checks conveniently from their place of business. This service saves them a trip to the bank.
Through 2007, we will be converting our offices to remote branch capture of checks and transaction tickets. This new technology will extend the cutoff times for all of our offices to their closing times. The need to courier the documents to our processing centers in time to process them and send them by courier to the Federal Reserve required that some of our more remote offices had to set their cut-off time as early as 1:30 p.m. This extended cut-off time will enhance our service and the value we deliver to our customers. Also, as part of the introduction of remote capture, we have become Check 21 compliant, which gives us the ability to transmit and receive check images from the Federal Reserve.
We have just installed and brought on line a new telephone-banking product, which will be followed with the introduction of a new Internet Banking system before the end of the first quarter of 2007.
(Continued Page 2)

Annual Highlights, 2006	PAGE
1

MESSAGE TO OUR SHAREHOLDERS — Cont. From Page 1
Both of these technologies will offer enhanced service to both our business and retail customers and improve the productivity of our back-office.
FINANCIAL RESULTS
Net income for 2006 dropped by 7.69% from the previous year. Interest and dividend income increased 5.5% due substantially to an increase in net loans of 5.3%. We decreased available-for-sale securities by 16.53%. As of year-end, our loan to deposit ratio had increased to 86% and our loan to asset ratio had increased to 60%. Interest expense grew by 19.9% due to the repricing of deposits and borrowings at higher rates due to the current rate curve scenario. The net result was a reduction in the interest margin of 4.9%. As a result of the settlement of several large problem loans, we reduced our provision for loan losses 67%. Gains on securities increased by 180%. Other expenses grew by over 9% mainly due to increased depreciation expense related to new facilities, and additional staffing costs for the new offices. Management continues to seek ways to contain or reduce expenses and to increase revenues, especially from non-interest related sources.
Total Assets decreased 3% to $1.127 billion. As we reduced our available for sale securities portfolio we reduced our borrowed funds by $40 million or 16.7%. In the current rate curve environment, there are no acceptable opportunities to borrow and reinvest at a spread that is attractive enough to accept the interest rate risk. Due to their continued sales effort and good investment results, the trust assets under management increased a substantial 24%. When the Citizens Trust acquisition is finalized, total trust assets under management should increase to over $600 million.
Certainly, we are disappointed that our net income continues to drop during this unusually long period of a flat and now inverted interest rate curve. However, we believe that we have positioned ourselves for stronger long-term performance by increasing our geographic market, installing state of the art operating systems and by continuing to deliver exceptional customer service. We have a very well trained and committed base of loyal employees, who will assure that we succeed in enhancing long-term shareholder value.
RETIREMENTS
Every year we bid farewell and happy retirement to the very people who have contributed to our success. All of these folks retire too young. Nancy Beard, Staff Auditor, retired after 20 years. Linda Prough-Shuey, Compensation and Performance Manager, retired after 26 years. Mary Maggitti, Senior Teller in our Elkland office, retired after 43 years. Edwina Sims, Loan Processor in our Troy Office, retired after 34 years. Kathie Osgood, Corporate Secretary and my right and left hands, retired after 34 years. And Rich Wilkinson, former Wellsboro Branch Manager and a Regional Lending Specialist, retired after 37 years. We will miss these six wonderful and talented people who devoted 184 years of their lives to the success of C&N. We thank them for their commitment and loyalty.
THE FUTURE
We are excited about our upcoming merger with Citizens Bancorp. It is a well run and strong organization. Their well-trained management team will be great additions who will assure that we achieve the expected expense savings and revenue enhancements that make this acquisition attractive. We are delighted at the opportunity to welcome the employees of Citizens Trust Company to become part of the C&N Team.
Finally, it is you, our shareholders and customers, that we thank for your continued support.

PAGE	Annual Highlights, 2006
2

CORPORATE OVERVIEW
Citizens & Northern Corporation is a bank holding company with assets exceeding $1.1 billion and is headquartered in Wellsboro, PA. Banking services are provided by its subsidiary, Citizens & Northern Bank, from 21 banking offices in Bradford, Lycoming, Sullivan and Tioga Counties in Pennsylvania. Investment and insurance products are offered through Citizens & Northern Bank’s subsidiary, C&N Financial Services Corporation. Citizens & Northern Corporation stock trades on the NASDAQ Capital Market Securities under the symbol CZNC.
Citizens & Northern Corporation officers include: Craig G. Litchfield, chairman of the board, president and chief executive officer; Mark A. Hughes, treasurer and Jessica Brown, corporate secretary.
Canisteo Valley Corporation has assets of $43.0 million and delivers services to its customers through its two First State Bank offices in Canisteo and South Hornell, NY.
Canisteo Valley Corporation’s Board of Directors includes: Patrick F. Donnelly, chairman; Carl E. Chase, William O. Hatch, Karl W. Kroeck, Craig G. Litchfield, Harold Miller and Brian C. Schu.
STOCKHOLDER INQUIRIES
A copy of the Corporation’s Annual Report Form 10-K for the year ended December 21, 2006, as required to be filed with the Securities and Exchange Commission, will be furnished to a stockholder without charge upon written request to the Corporation’s Treasurer at the principal office at P.O. Box 58, Wellsboro, PA 16901. The information is also available through C&N’s website at www.cnbankpa.com and at the website of the Securities and Exchange Commission at www.sec.gov.
This statement has not been reviewed or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation.

Annual Highlights, 2006	PAGE
3

FIVE-YEAR PERFORMANCE

Net income
(In thousands)

14,959
16,257
14,863
12,984
11,986
2002
2003
2004
2005
2006

Total Shareholders Equity
(In thousands)

115,837
125,343
131,585
131,968
129,888
2002
2003
2004
2005
2006

Total Assets
(In thousands)

1,018,768
1,066,901
1,123,002
1,162,954
1,127,368
2002
2003
2004
2005
2006

Deposits
(In thousands)

640,304
658,065
676,545
757,065
760,349
2002
2003
2004
2005
2006

Gross loans
(In thousands)

451,145
524,897
579,613
653,299
687,501
2002
2003
2004
2005
2006

Cash dividends declared

*Cash dividends per share for 2002 adjusted for the effects of a 3-for-2 stock split issued in April, 2003. In addition to cash dividends, a 1% stock dividend has been declared for each year.

0.77
0.85
0.89
0.93
0.96
2002
2003
2004
2005
2006

PAGE

PAGE	Annual Highlights, 2006
4

Investor Information
The Annual Meeting of Shareholders will be held in the second floor Training Room at the Wellsboro Branch office, 90-92 Main Street in Wellsboro, PA at 2:00 p.m. Tuesday, April 17th, 2006.
General shareholder inquiries should be sent to:
CITIZENS & NORTHERN CORPORATION
90-92 Main Street, P.O. Box 58, Wellsboro, PA 16901
STOCK TRANSFER AGENT
American Stock Transfer & Trust Company
59 Maiden Lane, Plaza Level, New York, NY 10038
800-278-4353
Our Independent Auditors are
PARENTE RANDOLPH, LLC
400 Market Street, Williamsport, PA 17701
Contact Us
Our service departments may be contacted directly:
FUNDS MANAGEMENT
10 Nichols Street, Wellsboro, PA 16901
1-800-577-9397
ACCOUNT SERVICES
90-92 Main Street, Wellsboro, PA 16901
1-800-726-2256
CASH MANAGEMENT
10 Nichols Street., Wellsboro, PA 16901
1-877-838-2517
C&N FINANCIAL SERVICES
90 Main Street, Wellsboro, PA 16901
1-866-ASK-CNFS
TRUST AND FINANCIAL MANAGEMENT
90-92 Main Street, Wellsboro, PA 16901
1-800-487-8784
1827 Elmira Street, Sayre, PA 18840
1-888-760-8192
428 Main Street, Towanda, PA 18848
1-888-987-8784
130 Court Street,Williamsport, PA 17701
1-866-732-7213

Annual Highlights, 2006	PAGE
5

Trades of the Corporation’s stock are executed through various brokers who maintain a market in the Corporation’s stock. The Corporation’s stock is listed on NASDAQ Capital Market Securities with the trading symbol CZNC.
The following table sets forth the approximate high and low sales price of the common stock during 2006 and 2005:
2006

			Dividend
			Declared
	High	Low	Per Quarter
First Quarter	$29.93	$23.76	0.24
Second Quarter	$25.72	$20.11	0.24
Third Quarter	$24.12	$19.80	0.24
Fourth Quarter	$22.77	$21.29	0.24
			Plus a 1% stock dividend

2005

			Dividend
			Declared
	High	Low	Per Quarter
First Quarter	$32.25	$26.50	0.23
Second Quarter	$33.85	$25.80	0.23
Third Quarter	$37.51	$25.22	0.23
Fourth Quarter	$29.46	$24.49	0.24
			Plus a 1% stock dividend

PAGE	Annual Highlights, 2006
6

	2006	2005	2004	2003	2002

Net income per share — basic	$1.44	$1.55	$1.78	$1.95	$1.79
Net income per share — diluted	$1.43	$1.54	$1.77	$1.94	$1.79
Cash dividends declared per share	$0.96	$0.93	$0.89	$0.85	$0.77
Stock dividend	1%	1%	1%	1%	1%
Book value at period-end	$15.66	$15.74	$15.76	$15.03	$13.90
Tangible book value at period-end	$15.29	$15.33	$15.76	$15.03	$13.90
Weighted average common shares outstanding — basic	8,339,104	8,375,062	8,349,994	8,334,882	8,334,380
Weighted average common shares outstanding — diluted	8,364,778	8,433,847	8,398,520	8,383,597	8,356,268

(1) All share and per share data have been restated to give effect to stock dividends and splits.

Annual Highlights, 2006	PAGE
7

(in thousands)
INCOME STATEMENT

	2006	2005	2004	2003	2002

Interest and fee income	$64,462	$61,108	$57,922	$55,223	$57,285
Interest expense	30,774	25,687	22,606	23,537	26,315
Net interest income	33,688	35,421	35,316	31,686	30,970
Provision for loan losses	672	2,026	1,400	1,100	940
Net interest income after provision for loan losses	33,016	33,395	33,916	30,586	30,030
Other income	7,970	7,636	6,922	6,595	6,624
Securities gains	5,046	1,802	2,877	4,799	2,888
Gain from sale of credit card loans	340	1,906
Other expenses	31,614	28,962	26,001	22,114	20,849
Income before income tax provision	14,758	15,777	17,714	19,866	18,693
Income tax provisions	2,772	2,793	2,851	3,609	3,734
Net income	$11,986	$12,984	$14,863	$16,257	$14,959

BALANCE SHEET AT YEAR END

Available-for-sale securities	$356,665	$427,298	$475,085	$483,032	$512,175
Gross loans	687,501	653,299	579,613	524,897	451,145
Allowance for loan losses	8,201	8,361	6,787	6,097	5,789
Total assets	1,127,368	1,162,954	1,123,002	1,066,901	1,018,768
Total deposits	760,349	757,065	676,545	658,065	640,304
Borrowings	228,440	266,939	305,005	272,953	251,849
Total stockholders’ equity	129,888	131,968	131,585	125,343	115,837

PAGE	Annual Highlights, 2006
8

(in thousands)
AVERAGE BALANCE SHEET

	2006	2005	2004	2003	2002

Total assets	$1,134,689	$1,144,619	$1,114,041	$1,034,720	$934,001
Earning assets	$1,055,103	$1,065,189	$1,036,535	$959,556	$881,434
Gross loans	662,714	618,344	551,352	485,150	410,670
Deposits	750,982	702,404	669,307	651,026	613,392
Stockholders’ equity	131,082	132,465	128,374	122,271	107,595

KEY RATIOS

Return on average assets	1.06%	1.13%	1.33%	1.57%	1.59%
Return on average equity	9.14%	9.80%	11.58%	13.30%	13.90%
Average equity to average assets	11.55%	11.57%	11.52%	11.82%	11.41%
Net interest margin (1)	3.42%	3.62%	3.78%	3.70%	3.85%
Efficiency (2)	75.89%	67.26%	61.56%	57.77%	55.46%
Cash dividends as a % of diluted earnings per share	67.13%	60.39%	50.28%	43.81%	43.02%
Tier 1 leverage	11.22%	10.62%	10.69%	10.80%	10.53%
Tier 1 risk-based capital	16.51%	16.52%	17.17%	18.67%	18.41%
Total risk-based capital	17.97%	18.19%	18.89%	20.61%	20.09%

(1)	Rates of return on tax-exempt securities and loans are calculated on a fully-taxable equivalent basis.

(2)	The efficiency ratio is calculated by dividing total noninterest expense by the sum of net interest income and noninterest income excluding securities gains and gains from sale of credit card loans.

Annual Highlights, 2006	PAGE
9

The following table presents summarized quarterly financial data for 2006 (unaudited) (In thousands, except per share data).
2006 QUARTER ENDED

	March 31	June 30	Sept. 30	Dec. 31

Interest income	$15,863	$15,984	$16,152	$16,463
Interest expense	$7,278	$7,566	$7,833	$8,097
Interest margin	$8,585	$8,418	$8,319	$8,366
Provision for loan losses	$600	$(300)	$191	$181
Interest margin after provision for loan losses	$7,985	$8,718	$8,128	$8,185
Other income	$1,789	$1,937	$2,199	$2,045
Gain from sale of credit card loans	$0	$0	$0	$340
Securities gains (losses)	$1,315	$1,333	$1,602	$796
Other expenses	$7,843	$7,976	$7,640	$8,155
Income before tax provision	$3,246	$4,012	$4,289	$3,211
Income tax provision	$426	$813	$1,016	$517
Net income	$2,820	$3,199	$3,273	$2,694
Net income per share — basic	$0.34	$0.38	$0.39	$0.32
Net income per share — diluted	$0.33	$0.38	$0.39	$0.32

PAGE 10	Annual Highlights, 2006

The following table presents summarized quarterly financial data for 2005 (unaudited) (In thousands, except per share data).
2005 QUARTER ENDED

	March 31	June 30	Sept. 30	Dec. 31

Interest income	$14,693	$14,908	$15,571	$15,936
Interest expense	$5,957	$6,155	$6,426	$7,149
Interest margin	$8,736	$8,753	$9,145	$8,787
Provision for loan losses	$375	$375	$375	$901
Interest margin after provision for loan losses	$8,361	$8,378	$8,770	$7,886
Other income	$1,703	$1,889	$2,149	$1,895
Gain from sale of credit card loans	$0	$0	$0	$1,906
Securities gains (losses)	$1,066	$929	$393	$(586)
Other expenses	$7,128	$7,173	$7,303	$7,358
Income before tax provision	$4,002	$4,023	$4,009	$3,743
Income tax provision	$707	$725	$722	$639
Net income	$3,295	$3,298	$3,287	$3,104
Net income per share — basic	$0.39	$0.39	$0.39	$0.37
Net income per share — diluted	$0.39	$0.39	$0.39	$0.37

Annual Highlights, 2006	PAGE 11

Seated, from left, Darci Baird, Senior Financial Consultant; Deborah Scott, EVP, Trust Officer and Mary Wood, Trust Account Administrator. In back, Michael Hatlee, Manager, Employee Benefits Delivery and Mark Huffman, VP, Trust Officer.
(In Thousands)

	2006	2005	2004	2003	2002

Assets	$517,775	$418,259	$383,062	$329,493	$285,221
Revenue	$2,409	$2,088	$2,105	$1,733	$1,755
The composition of Trust assets under management and accounts as of December 31, 2006 and 2005 are shown in the following table:
(In Thousands)

	2006	2005

INVESTMENTS
Mutual Funds	$182,140	$142,597
Stocks	147,851	115,077
Bonds	144,924	122,243
Savings and Money Market Funds	39,967	34,261
Real Estate	1,341	2,305
Miscellaneous	837	665
Mortgages	715	1,111
Total	517,775	418,259

ACCOUNTS

Pension/Profit Sharing	$203,589	$173,676
Investment Management	138,090	123,335
Custody	84,871	39,219
Trusts	84,506	75,998
Estates	5,727	4,892
Guardianships	992	1,139
Total	517,775	418,259

PAGE 12	Annual Highlights, 2006

Our Advisory Boards provide us with invaluable counsel. They are the eyes and ears of the communities we serve. We are truly grateful for their time and talent.

Athens/Sayre	Jersey Shore	Muncy	Troy
Virginia L. Reap	Debra R. Martin	Dawn Myers	Mark C. Griffis
Kathy G. Watkins	Thomas F. Charles	James R. Fetter, Jr.	Dennis F. Beardslee
Warren J. Croft	Daniel P. Lazorka	Kenneth F. Fry	Roy W. Cummings, Jr.
Max P. Gannon, Jr.	Melanie McLane	Thomas D. Hess	J. Robert Garrison
R. Bruce Haner		Roger D. Jarrett	Gregory W. Powers
Susan E. Hartley	Knoxville		Evan S. Williams, Jr.
Dr. Edward Jones	Amy Wherley	Old Lycoming
Wayne E. Lowery	Brian Bicksler	Stacy Elliott	Wellsboro
David Rosenbloom	L. Grant Gehman	John Confer	Todd Coolidge
Mary Theresa Sullivan	Karl W. Kroeck	Karen Maseto	Donald R. Abplanalp
L. Joseph Tomasso, Jr.	William W. Roosa	Louis “Terry” Waldman	Robert F. Cox, Jr.
R. Robert DeCamp
Dushore	Laporte	Ralston	Craig Eccher
Helen W. Ferris	Linda M. Etzel	Courtney Baker	Jan E. Fisher
Ronald A. Gutosky	David L. Baumunk	William W. Brooks, III	Scott Lewis
Leo F. Lambert	Robin A. Fiester	Stephen L. Davis	Edward H. Owlett, III
Dennis K. McCarty	William B. Saxe		F. David Pennypacker
Kerry A. Meehan	Leonard Simpson	Tioga
		Brett Kennedy	South Williamsport
East Smithfield	Liberty	C. Frederick LaVancher	Williamsport
Peggy A. Brown	Ann L. Yuscavage	Leisa L. LaVancher	Keith Boatman
Roy L. Beardslee	Lyle R. Brion	Dirk D’Haene	James Bower, Jr.
Thomas G. Furman	Gary L. Dinnison		Daniel Mathers
James G. Wilcox	James H. Route, Jr.	Towanda/Monroeton	Raymond Mattie
	Ray E. Wheeland	Valerie W. Kinney	Frank G. Pellegrino
Elkland		Gary Baker	Ann M. Tyler
Lynette Burrous	Mansfield	James A. Bowen
Mary C. Heitzenrater	Diane K. Wilson	Mark Gannon	Wysox
Mark R. Howe	Clifford L. Cross, Jr.	W. John Greenland	Debra S. Kithcart
John C. Kenyon	David Kurzejewski	Jeffrey A. Smith	Lucille P. Donovan
Edward L. Learn	Larry Mansfield	Mark W. Smith	Robert L. Fulmer
	Joseph R. Maresco		Gary Hennip
James E. Towner
Walter E. Warburton, Jr.

Annual Highlights, 2006	PAGE 13

CITIZENS & NORTHERN BANK OFFICERS
CRAIG G. LITCHFIELD
Chairman, President and Chief Executive Officer
DAWN A. BESSE
Executive Vice President and Director of Sales, Service
and Employee Development
HAROLD F. HOOSE, III
Executive Vice President and Director of Lending
MARK A. HUGHES
Executive Vice President and Chief Financial Officer
THOMAS L. RUDY, JR.
Executive Vice President and Director of Branch Delivery
DEBORAH E. SCOTT
Executive Vice President and Senior Trust Officer
JESSICA R. BROWN
Corporate Secretary
VICE PRESIDENTS
Jeffery E. Aeppli, Commercial Loan Officer, Wysox
Larry D. Alderson, Trust Officer, Sayre
Thomas L. Briggs, Facilities Management, Wellsboro
William A. Burget, Regional Loan Specialist and Business Development Officer, Old Lycoming
Carl M. Chambers, Western Region Commercial Team Leader, Wellsboro
Rick J. Cisco, Senior Systems Analyst, Wellsboro
Jon F. Cleveland, Trust Officer, Wellsboro
Shelley L. D’Haene, Cash Management Coordinator, Wellsboro
Kevin J. Dougherty, Commercial Loan Officer, Sayre
Terry R. Depew, Regional Lending Specialist, Athens
Helen W. Ferris, Dushore Branch Manager
Marisa A. Flynn, Loan Administrator, Williamsport
Mark C. Griffis, Troy Branch Manager
Michael S. Hatlee, Trust Officer, Sayre
Mark A. Huffman, Trust Officer, Williamsport
Karen L. Keck, Director of Deposit Services, Wellsboro
Scott A. Keck, Retail Lending Coordinator, Wellsboro
Valerie W. Kinney, Towanda and Monroeton Branch Manager
Debra S. Kithcart, Wysox Branch Manager
George E. Kunkel, Vice President/Finance, Wellsboro
James P. Lazorka, Regional Executive, Williamsport
Rhonda J. Litchfield, Trust Investment Officer, Wellsboro
Glenda R. Marzo, Auditor, Wellsboro
Kim L. Miller, Regional Loan Specialist, Wellsboro
James E. Parks, Regional Executive, Towanda
Roberta C. Plank, Regional Executive, Wellsboro
John M. Reber, Director of Risk Management, Wellsboro
James H. Shelmire, Senior Systems Analyst, Wellsboro
Bruce Smithgall, Commercial Services, Williamsport
Nancy L. Tubbs, Compliance Officer, Wellsboro
Kevin Weinhoffer, Commercial Lending, Williamsport
Ann L. Yuscavage, Liberty Branch Manager
Our Executive Management Team, from left, Harold F. Hoose, III, Thomas L. Rudy, Jr., and Mark A. Hughes. Absent: Dawn A. Besse and Deborah E. Scott.
ASSISTANT VICE PRESIDENTS
Darci Baird, Senior Financial Consultant, Sayre
Courtney J. Baker, Ralston Branch Manager
Keith A. Boatman, Williamsport and South Williamsport Branch Manager
Peter J. Boergermann, Senior Network Engineer, Wellsboro
Christopher E. Bolt, Senior Systems Analyst, Wellsboro
Rosalie L. Bordas, Account Services Manager, Wellsboro
Alison S. Broughton, Mortgage Specialist, Wellsboro
Lori Brown, Trust Officer, Towanda
Peggy A. Brown, East Smithfield Branch Manager
Lynette M. Burrous, Elkland Branch Manager
James D. Butters, Director of Financial Services Support, Trust, Wellsboro
Keith C. Cavanaugh, Commercial Lending, Wellsboro
Michael Charles, Trust, Wellsboro
Todd Coolidge, Wellsboro Branch Manager
Raechelle N. Curry, Loan Officer, Dushore
Stacy Y. Elliott, Old Lycoming Branch Manager
Linda M. Etzel, Laporte Branch Manager
Linda L. Gordner, Loan Officer, Muncy
George M. Greeley, Loan Officer, Wellsboro
Joan L. Grenell, Staff Accountant, Towanda
William Holmes, Loan Officer, Troy
Brett Kennedy, Tioga Branch Manager
Sophia Levindoski, Assistant Controller, Wellsboro
Debra R. Martin, Jersey Shore Branch Manager
Steven J. Moore, Workout and Recovery Officer, Williamsport
Dawn L. Myers, Muncy Branch Manager
Philip A. Prough, Director of Financial Services, Trust, Wellsboro
Eileen K. Ranck, BankCard Manager, Wellsboro
Virginia L. Reap, Athens Branch Manager
Christopher J. Rell, Appraiser, Williamsport
David C. Schucker, Loan Officer, Troy
Stacey A. Sickler, Mortgage Specialist, Sayre
Chad R. Smith, Loan Officer, Towanda
Brian J. Tevlin, Trust Officer, Wellsboro
Thomas Wagner, AVP/Financial Analysis, Wellsboro
Kathy G. Watkins, Sayre Branch Manager
Tracy E. Watkins, Human Resources, Wellsboro
Amy B. Wherley, Knoxville Branch Manager
Brenda B. Whiteley, Loan Officer, Dushore
Diane K. Wilson, Mansfield Branch Manager
Mary J. Wood, Trust Officer, Wellsboro

PAGE	Annual Highlights, 2006
14

ASSISTANT CASHIERS
Sandra G. Andrews, Trust, Wellsboro
Margaret J. Black, Loan Officer, Laporte
Joan M. Blackwell, Loan Officer, Liberty
Claudia Brown, Operations Manager, Wellsboro
Marcella J. Chaykosky, Assistant Branch Manager, Sayre
Lisa L. Cook, Loan Officer, Tioga
William O. Cook, Cash Management Relationship Manager, Sayre
Lauri Crawford, Funds Management, Wellsboro
Dorine M. Crisman, Loan Officer, Wysox
Jessica L. Dickey, Cash Management Relationship Manager, Williamsport
Stacy R. Dreilbelbis, Trust Operations Manager, Wellsboro
Mark W. Elsbree, Loan Officer, Sayre
Yvonne M. Gill, Marketing Manager, Wellsboro
Michael J. Goodreau, Loan Officer, Wellsboro
Teri L. Hackett, Funds Management Officer, Wellsboro
Rosalie Hall, Branch Operations Manager, Troy
Kelly Isaacson, Loan Officer, Mansfield
Adam M. Madigan, Loan Officer, Athens
Marla McIlvain, Assistant Trust Officer, Wellsboro
Sandra J. McNeal, Loan Officer, East Smithfield
Sandra A. Parulas, Teller and CSR Specialist, Wellsboro
David Poust, Retail and Commercial Lender, Williamsport
Joan Rohe, Staff Accountant, Towanda
Deborah E. Sample, Operations Manager, Monroeton
Wendy Smith, Account Services Assistant Manager, Wellsboro
Adrienne Snyder, Assistant Auditor, Wellsboro
Robert J. Sullivan, Mortgage Specialist, Williamsport
Debbie Topf, Loan Operations Specialist, Wellsboro
Ashley J. Walker, Assistant Trust Officer, Williamsport
The 2006 First State Bank Board of Directors, seated, from left, William O. Hatch, Patrick F. Donnelly and Carl E. Chase. Standing, from left, Brian C. Schu, Karl Kroeck and Harold L. Miller.
Absent: Craig G. Litchfield.
BOARD OF DIRECTORS

Patrick F. Donnelly	Chairman, President & CEO, First State Bank & Canisteo Valley Corp.
William O. Hatch	President, Staffing & Payroll Solutions, Inc.
Harold L. Miller	Building construction, retired
Carl E. Chase	Pharmacist, retired
Brian C. Schu	Attorney-at-law
Karl Kroeck	Farmer
Craig G. Litchfield	Chairman, President and CEO, Citizens & Northern Corp.

Annual Highlights, 2006	PAGE
15

CITIZENS & NORTHERN CORPORATION,
CITIZENS & NORTHERN BANK BOARD OF DIRECTORS
The 2006 Board of Directors, seated, from left, Leonard Simpson, Craig G. Litchfield and Dennis F. Beardslee. Standing, from left, R. Robert DeCamp, Ann M. Tyler, Edward H. Owlett, III, Jan E. Fisher, James E. Towner, Susan E. Hartley, Karl W. Kroeck, Leo F. Lambert and R. Bruce Haner. Absent from photo: Edward L. Learn.
BOARD OF DIRECTORS

Dennis F. Beardslee	Owner, Terrace Lanes Bowling Center
R. Robert DeCamp	President, Patterson Lumber Co., Inc.
Jan E. Fisher	Executive Vice President and COO, Laurel Health System
R. Bruce Haner	Auto buyer for new car dealers
Susan E. Hartley	Attorney at Law
Karl W. Kroeck	Farmer
Leo F. Lambert	President and General Manager, Fitzpatrick & Lambert, Inc.
Edward L. Learn	Former owner, Learn Hardware and Building Supply
Craig G. Litchfield	Chairman of the Board, President and Chief Executive Officer
Edward H. Owlett, III	President and CEO, Putnam Company
Leonard Simpson	Attorney at Law
James E. Towner	General Manager, The Times Tribune
Ann M. Tyler	Certified Public Accountant, Ann M. Tyler CPA, PC

PAGE
16	Annual Highlights, 2006

OUR OFFICES

CITIZENS & NORTHERN BANK

ATHENS
428 South Main Street ~ 570-888-2291

DUSHORE
111 West Main Street ~ 570-928-8124

EAST SMITHFIELD
Main Street ~ 570-596-3131

ELKLAND
104 Main Street ~ 814-258-5111

JERSEY SHORE
230 Railroad Street ~ 570-398-4555

KNOXVILLE
102 East Main Street ~ 814-326-4151

LAPORTE
Main Street ~ 570-946-4011

LIBERTY
Main Street ~ 570-324-2331

MANSFIELD
1085 Main Street ~ 570-662-1111

MONROETON
RR2 ~ 570-265-2157

MUNCY
3461 Route 405 Highway ~ 570-546-6666

OLD LYCOMING
1510 Dewey Avenue ~ 570-323-9305

RALSTON
24 Thompson Street ~ 570-995-5421

SAYRE
1827 Elmira Street ~ 570-888-2220

SOUTH WILLIAMSPORT
2 East Mountain Avenue ~ 570-601-3016

TIOGA
Main Street ~ 570-835-5236

TOWANDA
428 Main Street ~ 570-265-6171

TROY
Court House Square ~ 570-297-2158

WELLSBORO
90-92 Main Street ~ 570-724-3411

WILLIAMSPORT
130 Court Street ~ 570-320-0100

WYSOX
Route 6 ~ 570-265-9148

FIRST STATE BANK

CANISTEO
3 Main Street ~ 607-698-4295

HORNELL
6250 County Route 64 ~ 607-324-4081

26 convenient ATM locations throughout Bradford, Lycoming, Sullivan and Tioga Counties in Pennsylvania and Steuben County in New York.

Annual Highlights, 2006

CITIZENS & NORTHERN BANK
Your Bank for a Lifetime
www.cnbankpa.com
FIRST STATE BANK
a subsidiary of Citizens & Northern Corp.
www.fsbcanisteo.com
Professionals dedicated to meeting
your lifetime financial needs,
with a personal touch.
Member FDIC